U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2007

STERLING MINING COMPANY
(Exact name of registrant as specified in its charter)

000-51669
(Commission File No.)

Idaho	82-0300575
(State or Other Jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2201 Government Way, Suite E, Coeur d'Alene, ID 83814
(Address of principal executive offices)

(208) 666-4070
(Registrant’s telephone number)

Not Applicable
(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

On October 20, 2006, Sterling Mining Company entered into a definitive purchase agreement with Essential Metals Corporation (EMC) to acquire the Big Creek tailings pond facility that Sterling Mining intends to use in conjunction with the operation of the ore concentrating mill for the Sunshine Mine. The terms of the agreement, including a copy of the purchase agreement, were previously disclosed in a report on Form 8-K filed by Sterling Mining with the Securities and Exchange Commission on October 24, 2006.

Under the agreement, Sterling Mining agreed to pay $4.5 million and convey a 16-acre parcel of land to EMC in exchange for the tailings pond property and related easements, water rights and permits. Sterling Mining paid an initial deposit of $100,000 earlier in October 2006, an additional payment of $500,000 on October 20, 2006, and a final payment of $3.9 million on January 22, 2007. On January 23, 2007, Sterling received the title documents and related instruments pertaining to the tailings pond property and the transaction was closed.

There was no material relationship between Sterling Mining and EMC prior to the purchase and sale of the tailings pond. In a report on Form 8-K filed by Sterling Mining with the Securities and Exchange Commission on January 22, 2007, Sterling Mining reported that it closed a US$8,498,500 private placement offering to institutional and accredited investors on January 18, 2007. A portion of the net proceeds from the private placement was used to make the final payment to EMC for the tailings pond, and there was no material relationship between Sterling Mining and any of the investors in the private placement prior thereto.

Item 9.01	Other Events

The Purchase and Sale Agreement with Essential Minerals Corporation dated October 20, 2006 (excluding the exhibits) was filed as Exhibit 10.1 to the report on Form 8-K filed by Sterling Mining with the Securities and Exchange Commission on October 24, 2006, and is incorporated herein by this reference.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STERLING MINING COMPANY

Dated: January 29, 2007	By:	/s/ James N. Meek
James N. Meek, Vice President and Chief Financial Officer